UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest Event Reported): June 21, 2007

ASCENT SOLAR TECHNOLOGIES, INC.
(Exact name of registrant as specified in its charter)

Delaware	001-32919	20-3672603
(State or other jurisdiction	(Commission	(I.R.S. Employer
of incorporation)	File Number)	Identification No.)

8120 Shaffer Parkway Littleton, Colorado		80127
(Address of principal executive offices)		(Zip Code)

Registrant’s telephone number, including area code: (303) 285-9885

Not Applicable
Former name or former address, if changed since last report

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐            Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐            Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐            Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐            Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02 Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

In a press release dated June 21, 2007, Ascent Solar Technologies, Inc. (the “Company”) announced the appointment of two new members to its Board of Directors (the “Board”).  Pursuant to a Stockholders’ Agreement dated as of March 13, 2007, Mr. Einar Glomnes has been selected as a Board member representing Norsk Hydro Produksjon AS, a shareholder of the Company that purchased 1,600,000 shares of the Company’s common stock in a private placement in March 2007 for approximately $9.2 million.  Mr. Glomnes has served as the head of Hydro Solar, a division of Norsk Hydro ASA, since April 2007.  Prior to taking the helm of Hydro Solar, Mr. Glomnes held various management and legal positions at Norsk Hydro ASA, most recently as Vice President of International Business Development.  Mr. Glomnes holds a law degree from Universitetet I Oslo, and a LLM degree from Columbia University School of Law.

The Company also has appointed Dr. Amit Kumar to its Board.  Dr. Kumar has served as the President and Chief Executive Officer of Combimatrix Corporation (Nasdaq: CBMX) since September 2001.  He has extensive executive management experience in both private and public companies, and he currently serves as a member of the board of directors of a number of companies in a variety of technology spaces.  The Board has determined Dr. Kumar to be “independent” under applicable stock exchange rules, and it is expected that he later will be appointed to serve on one or more of the Board’s independent committees.  In connection with his appointment, Dr. Kumar has been granted an option to purchase up to 8,000 shares of the Company’s common stock.

The press release announcing the appointments is attached as Exhibit 99.1 to this report, and is incorporated herein by reference.

Item 9.01 Financial Statements and Exhibits.

(d) Exhibits

99.1 Press release entitled “Ascent Solar Appoints Two Key Members to Board of Directors,” dated June 21, 2007.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

ASCENT SOLAR TECHNOLOGIES, INC.

June 21, 2007	By:	/s/ Matthew B. Foster
Name: Matthew B. Foster
Title: President and CEO